Exhibit 10.9

WELLS FARGO	AMENDED AND RESTATED PROMISSORY NOTE

$1,306,000.00	Houston, Texas September 30, 2019

This Note amends, modifies, restates and replaces, but does not satisfy nor act as a novation of the obligations under, relating to, or in connection with, that certain Amended and Restated Revolving Line of Credit Note dated as of August 31, 2018, executed and delivered by some or all Borrower hereunder in favor of Bank.

FOR VALUE RECEIVED, the undersigned SPINE INJURY SOLUTIONS, INC. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Private Banking - Houston, 1000 Louisiana St 7th Floor, Houston, TX 77002, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Three Hundred Six Thousand and 00/100 Dollars ($1,306,000.00), with interest thereon as set forth herein.

1.	DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

1.1     "Daily One Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

1.2     "LIBOR" means the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

1.3     "London Business Day" means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

2.	INTEREST:

2.1     Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360- day year, actual days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be computed on the basis of a 365/366-day year, as the case may be, actual days elapsed) at the lesser of (a) a fluctuating rate per annum determined by Bank to be two percent (2.00000%) above Daily One Month LIBOR in effect from time to time, or (b) the Maximum Rate. Bank is hereby authorized to note the date and interest rate applicable to this Note and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

2.2     Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (b) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR.

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In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

2.3     Payment of Interest. Interest accrued on this Note shall be payable on the 3rd day of each month, commencing November 3, 2019.

2.4     Default Interest. The Bank shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be computed on the basis of a 365/3_66-day year, as the case may be, actual days elapsed) equal to the lesser of (i) a rate per annum equal to four percent (4%) above the rate of interest from time to time applicable to this Note, or (ii) the Maximum Rate, (a) from and after the maturity date of this Note; (b) from and after the date prior to the maturity date of this Note when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (c) upon the occurrence and during the continuance of any Event of Default.

2.5     Collection of Payments. Borrower authorizes Bank to collect all principal, interest, fees and other sums due hereunder by charging Borrower's deposit account number with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

3.	REPAYMENT AND PREPAYMENT:

3.1     Repayment. The outstanding principal balance of this Note shall be due and payable in full on September 30, 2020.

3.2     Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

4.	LATE CHARGE:

If any payment required hereunder or under any contract, instrument and other document required hereby, or at any time hereafter delivered to Bank in connection herewith, is not paid within fifteen (15) days following the date it becomes due, Borrower shall pay a late charge equal to five percent (5%) of the amount of such unpaid payment.

5.	FINANCIAL AND BUSINESS INFORMATION:

Borrower shall promptly provide to Bank, in form and detail satisfactory to Bank as Bank may request from time to time, (a) copies of financial statements, tax returns, brokerage, investment management and similar securities account statements, and other financial and business information regarding the financial condition of Borrower and any Third Party Obligor, and (b) such other information for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

6.	DEPOSIT RELATIONSHIP:

Borrower shall maintain Borrower's primary deposit relationship with Bank.

7.	EVENTS OF DEFAULT:

7.1     The occurrence of any of the following shall constitute an "Event of Default" under this Note:

(a)     Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

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(b)     Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Note or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)     Any default in the performance of or compliance with (1) any collateral requirement set forth herein or in any other Loan Document; or (2) any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an "Event of Default" in this Note), and with respect to any such default under this subdivision (2) that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence; provided that the foregoing cure period shall only be available once during each 12 month period for each such obligation, agreement or provision.

(d)     Any default in the payment or performance or any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner, and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank.

(e)     Borrower or any Third Party Obligor shall b come insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition: or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)     The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(g)     (i) Borrower shall directly or indirectly use any of the proceeds extended hereunder for the purposes of (a) providing financing or otherwise funding any targets of Sanctions, or (b) providing financing or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of Bank's affiliates to be in breach of any Sanctions; (ii) any Borrower or guarantor shall fail to comply with the requirements of all applicable laws , rules, regulations and orders of any foreign, federal, state or local authority materially affecting Borrower, guarantor, or the operations or property of either; (iii) any party with a material interest in any collateral given to secure any indebtedness under this Note shall fail to comply with the requirements of the laws, rules, regulations and orders of any governmental authority applicable to and materially affecting such collateral; or (iv) any Borrower, Third Party Obligor, or other owner of an equity interest in Borrower or any Third Party Obligor, or any subsidiary owned directly or indirectly by Borrower or any Third Party Obligor, is the target of any Sanctions, or performs or engages in any act or series of acts that Bank reasonably believes could constitute a violation of Sanctions, money laundering or a predicate crime to money laundering under applicable laws, rules, regulations and orders of any governmental authority, or a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws and regulations.

(h)     The death or incapacity of Borrower or any Third Party Obligor if an individual, provided, however, that in the case of death, and so long as no other Event Of Default shall then exist or thereafter occur, Bank shall refrain from asserting its rights and remedies (except as may be necessary or desirable to preserve and protect its interests in estate, probate or like proceedings) for a period of time not greater than sixty (60) days from date of such death. The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any Third Party

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Obligor if a partnership. The dissolution, division or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division or liquidation of Borrower or such Third Party Obligor. If Borrower or such Third Party Obligor is a trustee of a trust, the termination or revocation of any such trust; or any person or entity shall take action seeking to effect the termination or revocation of any such trust; or there shall be no trustee of any such trust for forty-five (45) consecutive days.

(i)     Any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with "control" defined as ownership of an aggregate of twenty five percent (25%) or more of the common stock, members' equity or other ownership interest (other than a limited partnership interest).

(j)     Any transfer (including, without limitation, transfers to a trust or other entity for estate planning purposes) or other disposition, except in the ordinary course of its business, of all or a substantial or material portion of the assets of Borrower or any Third Party Obligor.

8.	MISCELLANEOUS:

8.1     Remedies. Upon the sale, transfer, hypothecation, assignment, or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, if applicable, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and accrued and unpaid interest outstanding hereunder to be immediately due and payable without presentment, demand, or any notices of any kind, including without limitation notice of nonperformance, notice of protest, protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel to the extent permissible), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

8.2     Representations and Warranties. Borrower agrees that (a) any financial information furnished to Bank in connection with the transaction evidenced by this Note is materially true and correct as of the date of execution; (b) all provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today; (c) that this Note and any and all agreements, contracts, instruments and other documents required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon execution and delivery will constitute legal, valid and binding agreements and obligations, enforceable in accordance with their terms; (d) the execution, delivery and performance of the Loan Documents does not violate any applicable law, or the terms of any organizational documents that govern Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound; (e) Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, and (f) Borrower is not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which the Borrower is located or operates (collectively, "Sanctions"). Borrower further agrees that the representations and warranties contained herein and in each of the other Loan Documents shall be true as of the date of execution and on the date of each extension of credit evidenced by this Note, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined

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herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing.

8.3     Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

8.4     Notices. All notices, requests and demands required under this Note must be in writing, addressed to Bank at the address specified above and to Borrower at the address of its chief executive office (or principal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile, by electronic mail ("e-mail") or by any proprietary electronic service offered by Bank, if separately agreed to by Bank and Borrower, upon the sender's receipt of a facsimile confirmation or an acknowledgement from the intended recipient, such as the "return receipt requested" function, return e-mail, or other forms of acknowledgement as may be applicable.

8.5     Costs. Expenses and Attorneys' Fees. Borrower shall pay upon demand the Bank's expenses, including, to the extent permitted by applicable law, reasonable attorneys' fees, incurred by Bank in connection with the enforcement and exercise of any right or remedy conferred by this Note. All of the foregoing shall be paid by Borrower with interest from the date of demand until paid in full at the rate of interest in effect from time to time under this Note.

8.6     Successors; Assignment. This Note is binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer any of its interests or rights under this Note without Bank's prior written consent. Bank may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, any indebtedness of Borrower to Bank and any obligations under this Note, and for such purposes, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

8.7     Entire Agreement; Amendment. This Note constitutes the entire agreement between Debtor and Bank and supersedes all prior negotiations, communications, discussions and correspondence concerning the subject matter. No agreement to amend or modify this Note shall be effective unless memorialized in writing that states it is intended to amend or modify this Note.

8.8     Severability; Counterparts; Governing Law. If any provision of this Note shall be determined to be invalid under applicable law, the provision shall be ineffective only to the extent of the invalidity, without invalidating any remaining provisions of this Note. This Note may be executed in as many counterparts as may be required to reflect all parties assent; all counterparts will collectively constitute a single agreement. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

8.9     Cross-Collateral Exclusion. Borrower acknowledges and agrees no deed of trust, mortgage, security deed, or similar real estate collateral agreement, nor any security interest in goods or other tangible personal property granted in a personal property security agreement provided to Bank by Borrower or any other party, shall now or hereafter secure the indebtedness and other obligations of Borrower to Bank subject to this Note, unless such documentation specifically describes the indebtedness subject to this Note as part of the indebtedness secured thereby.

8.10     Election for Electronic Communication and Signatures. To facilitate execution of this Note, this Note and each contract, instrument and other document required by this Note or at any time delivered to Bank in connection with any credit facility memorialized in this Note, or as a condition to the execution of this Note, may be executed by one or more of the Borrower or Bank in the form of an "Electronic Record" (as such term is defined in the Electronic Signatures in Global and National Commerce Act at 15 U.S.C. §7001 et seq. ("ESIGN Act")). An "Electronic Signature" (as defined in ESIGN) will constitute an original and binding signature of Bank and Borrower. The fact that a document is in the form of an Electronic Record and/or is signed using an Electronic Signature will not, in and of itself, be grounds for invalidating such document. When information (such as a disclosure, notice, permission, waiver, demand or amendment) is to be provided in writing under this Note, that writing may be provided by electronic means and in an electronic format.

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This election for electronic communications and signatures is subject to the following conditions: (i) the prior consent of Borrower, and if Borrower is a "Consumer" (as defined by ESIGN Act) such consent must be obtained in accordance with the ESIGN Act, (ii) the prior consent of Bank and (iii) utilization of an electronic transmission process with audit, security and authentication controls satisfactory to Bank. Notwithstanding any election for electronic communication, Bank may always in its sole discretion provide to Borrower or require from Borrower information in writing in a paper format.

Any writing (whether on paper or in electronic format) prepared by Borrower and delivered to Bank will be deemed materially true, correct and complete by Borrower and each officer or employee of Borrower who prepared and authenticated same, and may be legally relied upon by Bank without regard to the medium in which the record is maintained or the method of delivery or transmission.

8.11     Savings Clause. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in this Note, or in any contract, instrument or document evidencing or securing the payment hereof or otherwise relating hereto (each, a "Related Document"), in no event shall this Note or any Related Document require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to, time (the "Maximum Rate"). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with this Note or any Related Document, or in any communication by Bank or any other person to Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under this Note shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this paragraph shall govern and control; (b) neither Borrower nor any other person or entity now or hereafter liable for the payment of this Note or any Related Document shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by Bank, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if this Note or any Related Document has been or would be paid in full by such credit, refunded to Borrower; and (d) the provisions of this Note and each Related Document, and any other communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of this Note or any Related Document does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with this Note and any Related Document which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of this Note or such Related Document, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received. The terms of this paragraph shall be deemed to be incorporated into each Related Document.

To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Bank hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Bank's right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

8.12     Right of Setoff; Deposit Accounts. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared this Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under this Note.

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8.13     Business Purpose. Borrower represents and warrants that all loans evidenced by this Note are for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household use.

9.	ARBITRATION:

9.1     Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (a) any credit subject hereto, or this Note or any contract, instrument or document relating to this Note, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (b) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party's right to demand arbitration being automatically terminated.

9.2     Governing Rules. Any arbitration proceeding will (a) proceed in a location in Texas selected by the American Arbitration Association ("AAA"); (b) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (c) be conducted by the AAA, or such other administrator ,as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

9.3     No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (a) foreclose against real or personal property collateral; (b) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (c) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (a), (b) and (c) of this paragraph.

9.4     Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Texas with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Texas and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief

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9.5     Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

9.6     Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed this Note or any contract, instrument or document relating to this Note, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

9.7     Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

9.8     Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This Note may be amended or modified only in writing signed.by each party hereto. If any provision of this Note shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Note. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

9.9     Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court's jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys' fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

NOTICE: THIS NOTE AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS EVIDENCED HEREBY CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

SPINE INJURY SOLUTIONS, INC.

By: /s/ William F. Donovan

William F. Donovan, Chief Executive Officer

Address:

5225 Katy Fwy Ste 600

Houston, TX 77007-2211

PROMNOTE.TX (11/18) Fixed Maturity Promissory Note 0007204, #7829235617	1521303 / Page 8